FOR IMMEDIATE RELEASE
Mary C. Jensen
Director of Investor Relations
(650) 849-1656
Essex Property Trust, Inc. Announces Proposed Offering
$190 Million of Exchangeable Senior Notes

Palo Alto, California - October 24, 2005 - Essex Property Trust, Inc., (NYSE:ESS) a real estate investment trust (REIT), announced today that its operating partnership, Essex Portfolio, L.P., is offering, subject to market conditions and other factors, $190 million aggregate principal amount of exchangeable senior notes due 2025, plus an additional $35 million aggregate principal amount of notes that may be issued, at the option of the initial purchasers, within 30 days of the initial issuance of the notes.

The notes will be senior unsecured obligations of the operating partnership, which will be fully and unconditionally guaranteed by Essex. The operating partnership intends to use a portion of the net proceeds from this offering to repay some of its outstanding debt. A portion of the net proceeds is intended to be used to enable Essex to repurchase up to $25 million of its common stock.

The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the shares of Essex common stock issuable upon exchange of the notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer/solicitation or sale is unlawful.

Forward-Looking Statements - The statements which are not historical facts contained in this release such as the statement regarding the use of net proceeds are forward-looking statements that involve risks and uncertainties, including but not limited to, unanticipated needs to use the net proceeds for other corporate purposes. All forward-looking statements are made as of today, and neither Essex nor the operating partnership assumes any obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Quarterly Report on Form 10-Q for the period ending June 30, 2005 and Annual Report on Form 10-K for the year ended December 31, 2004.

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